Exhibit 99.1

Allarity Therapeutics Expands Laboratory Capabilities to Include Proteomics and Cell Line Research

- Expanded laboratory capabilities support deeper mechanism-of-action research for stenoparib

- New proteomics and cell line capabilities will broaden Allarity’s research capabilities to enable external partnerships

TARPON SPRINGS, Fla., September 28, 2026 – Allarity Therapeutics, Inc. (“Allarity” or the “Company”) (NASDAQ: ALLR), a Phase 2 clinical-stage pharmaceutical company dedicated to developing stenoparib (2X-121)—a differentiated, dual PARP and WNT pathway inhibitor—today announced that it has expanded the capabilities of its in-house medical laboratory to include proteomics and cell line research.

The new capabilities build on the laboratory’s existing transcriptomics research and CLIA clinical testing services and are expected to support Allarity in several areas. Internally, the expanded capabilities will allow the Company to conduct additional research into the mechanism of action of its lead asset, stenoparib. Externally, these capabilities broaden the range of research projects and laboratory services that Allarity can offer to existing and prospective customers.

Proteomics has become an increasingly important component of translational cancer research by providing information about protein expression, signaling pathways and the molecular mechanisms involved in tumor growth, progression and treatment response. Integrating proteomic analysis with transcriptomic and cell-based research can provide a more comprehensive view of tumor biology and help identify therapeutic targets and modulators of drug response.

“By combining transcriptomics, proteomics and cell line research within our own laboratory infrastructure, we can generate a broader set of molecular insights to support our stenoparib development program. We expect this to be particularly valuable as we continue to deepen our dialogue with leading oncologists and other stakeholders, both to better understand stenoparib’s differentiated mechanism of action and to further sharpen our understanding of the cancer indications in which it may have the greatest potential,” said Thomas Jensen, Chief Executive Officer of Allarity Therapeutics. “At the same time, these expanded capabilities allow us to broaden the scientific services we can provide to external partners.”

Allarity Therapeutics, Inc. | 123 E Tarpon Ave | Tarpon Springs, Florida | U.S.A. | NASDAQ: ALLR | www.allarity.com

Allarity’s medical laboratory is equipped with an nCounter® Pro instrument that supports the Company’s transcriptomics research and CLIA clinical services. The platform can now also be applied to proteomics research using the nCounter® Human Tumor Signaling Protein Panel, which measures approximately 300 protein targets. Together with the addition of cell line research capabilities, this significantly expands the range of molecular and preclinical research that Allarity can conduct in-house.

The expanded laboratory capabilities will not affect the Company’s current cash runway. Rather, these may generate significant cost efficiencies by enabling more research activities to be conducted in-house.

About Allarity Therapeutics

Allarity Therapeutics, Inc. (NASDAQ: ALLR) is a clinical-stage pharmaceutical company focused on developing personalized cancer treatments. The Company is developing stenoparib, a novel PARP/tankyrase inhibitor for patients with advanced ovarian cancer, and is using its proprietary DRP® technology to develop a companion diagnostic designed to identify patients expected to derive the greatest clinical benefit from stenoparib. Allarity’s principal operations are located in Denmark, and its U.S. business address is in Florida. For more information, visit www.allarity.com.

About Stenoparib/2X-121

Stenoparib is an orally available, small-molecule dual-targeted inhibitor of PARP1/2 and tankyrase 1/2. Tankyrases have emerged as potential therapeutic targets in cancer due in part to their role in regulating the WNT signaling pathway. Aberrant WNT/β-catenin signaling has been implicated in the development and progression of numerous cancers, including drug-resistant cancers. Through its inhibition of PARP and the WNT signaling pathway, stenoparib has the potential to provide therapeutic benefit across multiple cancer types, including ovarian cancer, small cell lung cancer and colorectal cancer.

Allarity has secured exclusive global rights to develop and commercialize stenoparib, which was originally developed by Eisai Co., Ltd. and was formerly known as E7449 and 2X-121.

Allarity has completed its first Phase 2 trial evaluating stenoparib in patients with advanced ovarian cancer. The trial demonstrated promising and durable clinical benefit in patients with ovarian cancer who received two or more prior lines of therapy and were treated with stenoparib twice daily. Updated data from the trial were presented at the AACR Special Conference on Advances in Ovarian Cancer in September 2025. These analyses remain subject to change as the study data mature.

Based on the emerging clinical experience with stenoparib, Allarity developed a new protocol focused on patients with platinum-resistant ovarian cancer, which began enrolling patients in the summer of 2025. The amended protocol enrolls only platinum-resistant or platinum-ineligible patients and is designed to advance the clinical development of stenoparib toward potential FDA approval.

In parallel, a separate Phase 2 trial evaluating stenoparib in combination with temozolomide for patients with relapsed small cell lung cancer, or SCLC, began enrolling in early 2026 and is currently enrolling patients at multiple U.S. Department of Veterans Affairs sites.

About the Drug Response Predictor – DRP® Companion Diagnostic

Allarity uses its drug-specific DRP® technology to identify patients who, based on the gene expression signature of their cancer, may be more likely to benefit from a particular drug. By screening patients before treatment, and selecting those with a sufficiently high, drug-specific DRP score, the DRP technology is designed to increase the likelihood of therapeutic benefit.

The DRP methodology is based on the comparisons of sensitive and resistant human cancer cell lines, and incorporates transcriptomic data, clinical tumor biology filters and prior clinical trial outcomes. The DRP uses messenger RNA expression profiles derived from patient biopsies to generate drug-specific predictive scores.

The DRP® platform has demonstrated the ability to provide statistically significant predictions of clinical outcome following drug treatment across dozens of retrospective and prospective clinical studies. The platform is designed for potential application across multiple cancer types, is patented for dozens of anti-cancer drugs and has been extensively described in peer-reviewed scientific literature.

Follow Allarity on Social Media

LinkedIn: https://www.linkedin.com/company/allaritytx/

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of applicable federal securities laws. Forward-looking statements reflect current expectations or forecasts regarding future events. The words “anticipates,” “believes,” “continues,” “could,” “estimates,” “expects,” “intends,” “may,” “might,” “plans,” “possible,” “potential,” “predicts,” “projects,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. These forward-looking statements include, but are not limited to, statements regarding the anticipated benefits of the Company’s expanded laboratory capabilities, including the use of proteomics and cell line research to support mechanism-of-action studies for stenoparib; the potential for these capabilities to generate additional molecular insights; and the Company’s ability to broaden the research and laboratory services offered to existing and prospective external partners. Any forward-looking statements in this press release are based on management’s current expectations of future events and are subject to multiple risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, risks related to the Company’s ability to successfully implement and utilize its expanded proteomics and cell line research capabilities; the possibility that these capabilities may not generate the anticipated scientific insights or support the development of stenoparib as expected; operational, technical, regulatory or quality-related challenges associated with laboratory service delivery; the Company’s ability to attract and retain external customers for its expanded laboratory services; and the Company’s overall financial resources. For a discussion of risks and uncertainties and other important factors that could cause actual results to differ materially from those contained in the forward-looking statements, see the risk factors and other disclosures in Allarity’s filings with the SEC, including its most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. These filings are available through the SEC’s website. All information in this press release is as of the date of the release, and the Company undertakes no obligation to update or revise this information, except as required by applicable law.

###

Company Contact:

investorrelations@allarity.com

Media Contact:

Thomas Pedersen

Carrotize PR & Communications

+45 6062 9390

tsp@carrotize.com